SECURITY BENEFIT

                                               MARKETING ORGANIZATION AGREEMENT
                                                            COMMISSION SCHEDULE

                                      THIRDFED VARIABLE ANNUITY (the "Contract')


Marketing Organization:  UVEST INVESTMENT SERVICES



EFFECTIVE DATE OF COMMISSION SCHEDULE:            January 1, 2006


COMMISSIONS - This Commission Schedule is hereby made a part of and amends the Marketing Organization Agreement (hereinafter called the "Agreement") with Security Benefit Life Insurance Company and Security Distributors, Inc., (hereinafter jointly called "SBL") and commissions payable hereunder are subject to the provisions contained in the Agreement and this Commission Schedule. Minimum Purchase Payments are as set out in the prospectus and Contract. Terms used but not defined herein shall have the meaning given them in the prospectus. Up front commissions to Marketing Organization are equal to the percentage of Purchase Payments attributable to a Contract assigned to Marketing Organization, as follows:



1. UP FRONT COMMISSIONS: The rate of commission paid on Purchase Payments made with respect to each particular Contract is based on the issue age of the oldest Owner (or of the Annuitant if the Contract is owned by a non-natural person) and the allocation of each Purchase Payment as shown in the tables below.


                               Purchase Payments     Purchase Payments     Purchase Payments     Purchase Payments
                                  Allocated to          Allocated to       Allocated to Fixed   Allocated to Fixed
                              Separate Account or   Separate Account or         Account               Account
                                 DCA+ Accounts         DCA+ Accounts

       Contract Year            Issue Age 0 - 80     Issue Age 81 - 85      Issue Age 0 - 80     Issue Age 81 - 85
                                Commission Rate*      Commission Rate*      Commission Rate*     Commission Rate*

             1                        4.00%                1.90%                 2.25%                 1.00%
             2                        3.05%                1.40%                 1.70%                 0.75%
             3                        2.10%                0.95%                 1.15%                 0.45%
             4                        1.15%                0.45%                 0.60%                 0.20%
             5                        0.25%                0.00%                 0.00%                 0.00%
      6 and thereafter                0.00%                0.00%                 0.00%                 0.00%


     *No Commission will be paid on Purchase Payments made which are less than the minimum specified in the prospectus.


     2. ASSET BASED COMMISSIONS: SBL will pay an asset based commission at the end of each calendar month on the aggregate Separate Account Contract Value of Contracts which are at least 60 months old (measured from the Contract Date) for which

Marketing Organization is the broker/dealer of record as shown by SBL's books and records. On an annual basis, the asset-based commission will be equal to the amounts set forth in the Tables below. The amount of the asset-based commission is dependent on the age of the Contract in years and the allocation of the Contract Value at the time the asset based commissions is determined. No asset-based commission will be paid on Contracts which have annuitized under Annuity Options 1 through 4, 7 or 8. An Annuitization Fee may be available as discussed in paragraph 6.


                                Issue Age 0 - 85      Issue Age 0 - 85
                                Separate Account       Fixed Account
                                 Contract Value        Contract Value
       Contract Year              Annual Rate           Annual Rate
             1                         0.00%               0.00%
             2                         0.00%               0.00%
             3                         0.00%               0.00%
             4                         0.00%               0.00%
             5                         0.00%               0.00%
      6 and thereafter                 0.50%               0.00%


3. CONTRACT YEAR: For the purpose of this Commission Schedule, the term "Contract Year" shall be measured from the date the first Purchase Payment is credited to the Contract.


4. TRANSFER OF SBL CONTRACT VALUES: No commission (including asset based commission) is paid on the transfer of cash, loan or surrender value of a life insurance or annuity contract issued by SBL or any SBL affiliate, or upon the transfer of any other investment product for which Security Distributors, Inc. (or an affiliate) has previously paid a commission, applied to a Contract under this Commission Schedule.


5. ANNUALIZED AND ADVANCE COMMISSIONS: No commissions will be paid as an annualizaiton based on regular planned premiums or advancement of commission based on the estimation of an external fund transfer.


6. ANNUITIZATION: An Annuitization Fee will be paid to a Marketing Organization who secures from the Contract Owner (or his or her beneficiary) the proper forms and information to commence an immediate annuity under Annuity Options 1 through 4, 7 or 8 under the Contract and significantly assists the client and SBL in such settlement. The Annuitization Fee will be equal to 4% of the amount applied to a fixed payout Annuity Option and 2% of the amount applied to a variable payout Annuity Option. However, notwithstanding anything else herein to the contrary, no Annuitization Fee shall be payable with respect to a fixed payout Annuity Option in the event that Annuity Payments under the Contract are based on the guaranteed rates in the annuity tables (as opposed to being based on current rates).

7. COMMISSION CHARGEBACK PROVISIONS: One hundred percent of the commission paid shall be charged-back to Marketing Organization in the event of a free look surrender. No Commission chargeback shall apply to any partial withdrawals, full surrenders or death claims.

8. CHANGE OF COMMISSION SCHEDULE: Notwithstanding any other provision of the Agreement to the contrary, the following provisions shall apply. SBL reserves the right at any time, with or without notice, to change, modify or discontinue the commissions, asset based commissions or any other compensation payable under this Commission Schedule. This Commission Schedule shall automatically terminate in the event that SBL is notified by Third Federal Savings and Loan Association of Cleveland ("Third Fed") that Marketing Organization no longer provides brokerage services to customers of Third Fed. In the event that there is a change in this Commission Schedule, the commission rate applicable to each allocation of a Purchase Payment received as part of SBL's rate-lock program will be determined as of the date the paperwork associated with the rate-lock program is signed by the Owner, provided that the interest rate applicable in such instance is higher than the rate would be without the rate-lock program.




THIS COMMISSION SCHEDULE replaces any previous Commission Schedule for the Contract listed above as of the Effective Date set forth above.

SECURITY DISTRIBUTORS, INC.              SECURITY BENEFIT LIFE INSURANCE COMPANY


By: ___________________________________         By: ___________________________


                President                                  Vice President
Title: ________________________________         Title: ________________________